Exhibit 10.2

October 31, 2008

Revised February 13, 2009

Mr. Mark Biderman

Re: Separation Agreement and General Release

Dear Mark:

This will confirm the agreement (the “Agreement”) that has been reached with you in connection with your separation of employment from National Financial Partners Corp. (the “Company”).

1.

(a) You hereby confirm that your last day of active employment with the Company was December 31, 2008 (“Separation Date”). During the period from the presentation date of this Agreement through the Separation Date (the “Transition Period”), you were employed by the Company as a full-time “at-will” employee. You have forty-five (45) days following the date hereof to accept or reject the terms of this Agreement or, at your sole discretion, an earlier date following your receipt of this Agreement (either such date the “Acceptance Date”). You shall have a period of seven (7) days following the Acceptance Date to revoke this Agreement by delivering (by hand or overnight courier) written notice of revocation to National Financial Partners Corp., 340 Madison Avenue, 19th Floor, New York, New York 10173 (Attention: Stancil Barton, Esq.), and this Agreement shall not be effective or enforceable prior to the expiration of that period (the “Revocation Period”). If you choose not to execute this Agreement on or before the Acceptance Date or if you revoke it during the Revocation Period, then (a) the payments set forth in Section 2 below will not be made and (b) your employment with the Company will be deemed terminated effective as of the Separation Date.

(b) Beginning January 1, 2009, you shall not hold yourself out as an employee of the Company, nor shall you be authorized to bind or speak on behalf of the Company. Additionally, you hereby confirm your resignations from all of your positions as an officer or director of the Company, or any of its subsidiaries and affiliates, effective as of your Separation Date, including your position as Executive Vice President and Vice Chairman of the Company, and agree that you shall take such further actions as may be necessary or desirable to effectuate the foregoing.

2.	Provided that you (a) execute this Agreement on or before the Acceptance Date and you do not revoke it during the Revocation Period, and (b) comply with the terms of this Agreement, including but not limited to the post-employment restrictions set forth in Sections 6, 8(a), and 13 hereof, in consideration of your obligations set forth in this Agreement, including but not limited to, your consent to the General Release set forth in Section 9 below, the Company and you have agreed as follows:

(a) The Company agrees to pay you severance (the “Severance Payment”) in the amount of Nine Hundred and Twenty Five Thousand Dollars ($925,000) (gross), less all applicable federal, state and local withholding taxes and deductions, payable, which amount shall be paid in a lump sum on or before (i) March 15, 2009 or (ii) ten (10) business days following the expiration of the Revocation Period, whichever is later. The Company also agrees to reimburse you for your reasonable legal fees incurred in connection with the negotiation of this Agreement in an amount not to exceed Fifteen Thousand Dollars ($15,000).

(b) With respect to any vested or unvested options to purchase shares of the Company’s common stock (the “Options”), which may have been granted to you pursuant to any plan or program of the Company, including but not limited to the National Financial Partners Corp. Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”) or the National Financial Partners Corp. Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”), as applicable, you hereby acknowledge and agree that any Options not exercised by you prior to the end of the Post-Termination Exercise

Mr. Mark Biderman

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Periods (as defined therein) have been forfeited. With respect to the restricted stock units (the “RSUs”) granted to you during the course of your employment with Company pursuant to the National Financial Partners Corp. Amended and Restated 2002 Stock Incentive Plan, such RSUs continued to vest up to and until your Separation Date, subject to the terms and conditions of such plan, and you hereby acknowledge and agree that any and all unvested RSUs as of your Separation Date have been forfeited.

3.	Whether or not you sign this Agreement, you will be paid for any unused paid time off that has accrued as of your Separation Date.

4.	In the event that you elect to receive continuation of coverage in the Company’s medical, dental, vision and/or health care flexible spending account plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continuation of coverage shall in all respects be subject to the requirements, conditions and limitations of COBRA and the Company’s plans, which may be amended from time to time, and shall be at your own expense, provided, however, that the Company, at its sole discretion, may elect to subsidize some or all of the employer portion of the COBRA payments. Should you not exercise your right to receive continuation of coverage under COBRA within the timeframe, procedures and format required under COBRA, coverage in the Company’s medical, dental, vision and/or health care flexible spending account plans shall terminate effective on the last day of the month during which the Separation Date occurs.

5.	You acknowledge that the payments described in Section 2 above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, and any of its subsidiaries or affiliates. Except as expressly set forth in Section 4 above, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company, or any of subsidiaries or affiliates, subsequent to your Separation Date.

6.	You agree that in the course of your employment with the Company you have had access to confidential and proprietary information (“Confidential Information”) relating to the Company, its subsidiaries and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how or other matters that are not publicly known outside the Company, which are integral to the operations and success of the Company, and that such Confidential Information has been disclosed to you in confidence and only for the use of the Company. You understand and agree that (a) you will keep such Confidential Information confidential at all times after your employment with the Company, (b) you will not make use of such Confidential Information on your own behalf, or on behalf of any third party, and (c) you have returned or will return to the Company any and all copies, duplicates, reproduction or excerpts of such Confidential Information within your possession, custody or control. You further agree to keep the terms of this Agreement confidential and not to disclose the Agreement or the terms thereof to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law or in any proceeding to enforce this Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality.

7.	All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. You agree that you have returned all such Property to the Company (or, to the extent that you have not, that you immediately will do so).

8.

(a) You agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, agents, or employees. You further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the Company or any of its subsidiaries or affiliates, or the personal or business reputations of any of their respective directors,

Mr. Mark Biderman

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officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or any of its subsidiaries or affiliates.

(b) The Company agrees that it will not knowingly permit its senior officers or directors to make or knowingly cause to be made, any statement or communication, written or oral, that disparages, damages or otherwise impugns you or your reputation.

9.	You, your heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company and its subsidiaries and affiliates, together with all of their respective current and former officers, directors, partners, shareholders, principals, employees, agents, and each of their predecessors, successors and assigns, and any and all employee pension or welfare benefits plans of the Company, including current and former trustees and administrators of these plans (collectively, the “Releasees”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which you ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time you sign this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, under the federal Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of the Civil Rights Act of 1866, the National Labor Relations Act, , the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes (such as N.J. Stat. Ann. § 34:21-1 et seq. and N.Y. Lab. Law § 860-a et seq.), the New York Labor Law, the New York Executive Law, the New York City Administrative Code, and the New York State and City Human Rights laws, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and you, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of your employment, or the termination of your employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing contained in this Agreement shall (a) impair any vested benefits you may have in the National Financial Partners Corp. 401(k) Plan as of your Separation Date or (b) be construed to prohibit you from bringing appropriate proceedings to enforce this Agreement. By signing this General Release, you represent that you will not be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released hereby.

10.	You hereby represent and warrant that you are not aware of any illegal or unlawful actions or omissions by any current or former officer, director, employee, agent, attorney, consultant or representative of the Company (including yourself) through the date of the execution of this Agreement that were (individually or collectively) in any way knowingly or intentionally harmful or detrimental to the Company, its business and/or its shareholders, including, without limitation, violations of any laws, regulations or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

11.

You agree to cooperate fully with the Company and its subsidiaries and affiliates concerning reasonable requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. Your full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at

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reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request. The Company agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your performance of obligations pursuant to this Section for which you have obtained prior, written approval from the Company.

12.	Nothing in this Agreement is intended to or shall preclude you from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

13.	You agree that, for a period of twelve (12) months following the Separation Date (the “Restrictive Period”):

(a)	You shall not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit or hire or attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company’s Affiliated Group (as defined below) or induce any employee, agent or contractor of the Company’s Affiliated Group to terminate his or her employment or cease doing business with the Company’s Affiliated Group for any reason whatsoever. Nothing in the foregoing shall be deemed to prohibit you or any other person or entity from hiring any employee, agent or contractor of the Company’s Affiliated Group who responds to a solicitation of a general nature not directed to such employee, agent, or contractor; nor shall the foregoing be deemed to prohibit any other person or entity with which you may become affiliated from soliciting or hiring any employee, agent or contractor of the Company’s Affiliated Group provided that you have no direct or indirect involvement in such solicitation or hiring. As used herein, the “Company’s Affiliated Group” shall mean the Company and all corporations, partnerships or other legal entities which, directly or indirectly, are controlled by, or under common control with the Company.

(b)	You agree that the covenants set forth in this Section 13 are reasonable with respect to duration and scope. If, however, at the time of enforcement of this Section 13, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated herein.

(c)	You further agree that it is impossible to measure in money the damages which will accrue to the Company in the event you breach the covenants set forth in this Section 13. Therefore, if the Company shall institute any action or proceeding to enforce the provisions hereof, you shall agree to waive the claim or defense that the Company has an adequate remedy at law and you shall agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require you to account for and pay over to the Company any profit obtained by you as a result of any transaction constituting a breach of the covenants set forth in this Section 13.

14.	In the event you breach Section 6, 8(a) or 13 hereof, the Company will incur damages, the amount of which will be difficult or impossible to ascertain, and any damages at law awarded to the Company will be an insufficient remedy to the Company. Therefore, the Company will be entitled to elect to recover as liquidated damages, and not as a penalty, the total amount of the payments provided to you hereunder in the event you breach Section 6, 8(a) or 13 hereof. The foregoing remedies will be cumulative and not exclusive remedies for any breach of Section 6, 8(a) or 13 hereof.

15.

The Company advises you to consult with an attorney of your choosing prior to signing this Agreement. You understand and agree that you have the right and have been given the opportunity to review this Agreement and, specifically, the General Release in Section 9 above, with an attorney. You also

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understand and agree that the Company is under no obligation to offer you the payments and other terms set forth in Section 2 above and that you are under no obligation to consent to the General Release. You acknowledge and agree that the payments and other terms offered by the Company and set forth in Section 2 above are sufficient consideration to require you to abide with your obligations under this Agreement, including but not limited to the General Release. You represent that you have read this Agreement, including the General Release, and understand its terms and that you enter into this Agreement freely, voluntarily, and without coercion.

16.	It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

17.	No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

18.	The terms described in this Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Agreement. This Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company, and shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its choice of law rules. The Company’s offer to you of this Agreement is not intended to, and shall not be construed as, any admission of liability or of any improper conduct on the part of the Company or any of the Releasees, all of which the Company specifically denies.

19.	You acknowledge that the Company has attached to this Agreement as Exhibit A, in accordance with the Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f)(1)(H), as amended, information concerning (a) the ages and job titles of all employees who have been selected for inclusion in the reduction in force as of the date specified therein and (b) the ages and job titles of all employees who have not been selected for inclusion in the reduction in force as of the date specified therein.

20.

It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of Internal Revenue Code of 1986 (as amended) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” It is the intention of the parties that the separation contemplated under this Agreement constitutes a “separation from service” within the meaning of Code Section 409A. However, the Company makes no representations or warranties with respect to the tax consequences of the Severance Payment described in Section 2 or any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the Severance Payment and any other consideration provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or your delayed

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payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including reasonable attorneys fees and costs.

21.	This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If the above sets forth our agreement as you understand it and consent to it, please so signify by executing the enclosed copy of this letter and return it to me at the address listed above.

Sincerely, National Financial Partners Corp.

/s/ Stancil Barton
By: Stancil Barton Title: EVP, General Counsel

IN WITNESS WHEREOF, Mark Biderman, intending to be legally bound hereby, and for full consideration, has executed this Agreement this 13th day of February 2009.

By:	/s/ Mark Biderman
Mark Biderman

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Exhibit A

[Intentionally Omitted]